Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Reports

Earnings Results for the

2006 First Quarter

➢	Worldwide Net Revenue for the 2006 First Quarter Increased 6% to $4.8 Billion

➢	Pharmaceuticals Net Revenue for the 2006 First Quarter Increased 9%, or 10% Excluding the Impact of Foreign Exchange

➢	Net Income and Diluted Earnings per Share, Before Certain Significant Items and Assuming Stock Option Expensing in the 2005 First Quarter, Increased 13% and 12%, Respectively

Madison, New Jersey, April 21, 2006 - Wyeth (NYSE: WYE) today reported results for the 2006 first quarter ending March 31, 2006. Worldwide net revenue increased 6% to $4.8 billion for the 2006 first quarter. Excluding the negative impact of foreign exchange, worldwide net revenue increased 7% for the 2006 first quarter.

“Wyeth is off to a great start in 2006,” said Robert Essner, Chairman, President and Chief Executive Officer. “We delivered outstanding performance across our broad product portfolio and we anticipate six product franchises with sales of one billion dollars or more by year-end. Just as important is the fact that operating income grew at a rate significantly

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higher than revenue growth in the quarter, reflecting our success with productivity improvements.”

2006 First Quarter Product Highlights

ENBREL® continued to post strong global revenue growth for the 2006 first quarter. Wyeth has exclusive rights to Enbrel outside of the U.S. and Canada where net revenue was $335 million for the 2006 first quarter an increase of 42% over the 2005 first quarter. Enbrel sales in the U.S. and Canada, reported by Wyeth’s marketing partner Amgen, were $658 million for the 2006 first quarter, an increase of 11% over the comparable prior period.

Enbrel is a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis (RA), juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis. Enbrel celebrated its seventh year on the market during the 2006 first quarter and more than 375,000 patients have now been treated.

Worldwide net revenue for EFFEXOR® (Effexor and Effexor XR), the number one selling antidepressant globally, was $945 million for the 2006 first quarter, an increase of 9% compared with the 2005 first quarter. During the 2006 first quarter, the long-awaited results of the National Institute of Mental Health’s (NIMH) “STAR*D” clinical trial were published – showing that Effexor XR achieved numerically superior remission rates when compared to Zoloft and Wellbutrin SR in treatment-resistant patients.

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Wyeth (Continued)

PREVNAR®, Wyeth’s vaccine to prevent invasive pneumococcal disease in both infants and young children, achieved net revenue of $432 million for the 2006 first quarter, an increase of 10% over the 2005 first quarter. Prevnar is now available in 60 countries worldwide and it will soon be added to the UK’s national immunization schedule – setting the stage for future ex-U.S. growth. In addition, the New England Journal of Medicine published data in its April 6 edition indicating that Prevnar had helped reduce the rate of antibiotic-resistant invasive pneumococcal disease in the U.S. in infants and young children by 94%, while achieving an approximate 50% decrease in the rate of pneumococcal disease in adults over 65 years of age – demonstrating the indirect effect or “herd protection” benefit for the non-vaccinated population.

Net revenue for the PREMARIN® family of products was $266 million for the 2006 first quarter, an increase of 26% compared with the 2005 first quarter. This increase is predominantly due to the effects of wholesaler destocking in the first quarter of 2005. During the 2006 first quarter, publication of more detailed analyses of data from the estrogen-alone sub-study of the Women’s Health Initiative (WHI) provided important information that should be reassuring for the millions of women who use or are appropriate candidates for hormone therapy. The study, published in the Archives of Internal Medicine in February, showed that use of estrogen therapy did not increase the risk of coronary heart disease in women ages 50 to 79 after an average of seven years of use. The data also showed a statistically significant (34%) lower risk for coronary heart disease among women ages 50 to 59 — the patient population that most closely resembles the typical patient treated with hormone therapy. These findings support the emerging

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belief that the age of the patient and time since menopause should be considered when assessing the overall benefits and risks of hormone therapy.

PROTONIX®, a proton pump inhibitor (PPI) indicated for the healing and symptomatic relief of erosive esophagitis (severe heartburn), posted net revenue of $482 million for the 2006 first quarter, an increase of 18% over the 2005 first quarter. This increase is partially due to changes in inventory levels in the wholesale channel. Protonix continues to maintain the preferred formulary position in the majority of managed care plans (72%) among the branded PPIs. In addition, it is the leader among branded PPIs on Medicare drug plan formularies, and is in the preferred position among branded PPIs on 56% of all formularies.

WYETH NUTRITION achieved net revenue of $289 million for the first quarter of 2006, an increase of 13% compared with the 2005 first quarter. Wyeth Nutrition is on track to achieve $1.0 billion in global annual sales for the second consecutive year.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet website at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

R&D Update

Wyeth R&D continued its strong performance during the first quarter. The Company expects approval of LYBREL™ (levonorgestrel/ethinyl estradiol), a new oral contraceptive with a unique dosing regimen, in the coming months and anticipates five additional NDA filings for new products in the next twelve months – bazedoxifene for

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osteoporosis; DVS-233 for vasomotor symptoms; bifeprunox for schizophrenia; temsirolimus for renal cell carcinoma; and methylnaltrexone (MNTX) for the treatment of opioid-induced side effects in patients with advanced illness.

2006 First Quarter Results

Reported net income for the 2006 first quarter was $1,119.6 million compared with $1,078.2 million in the prior year. Reported diluted earnings per share for the 2006 first quarter was $0.82 compared with $0.80 in the prior year. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R which requires the expensing of stock options. The 2006 first quarter results included stock option expense, which reduced diluted earnings per share by approximately $0.03. The 2005 first quarter results, which have not been restated to include the impact of expensing stock options, would have been lower by approximately $0.05 per share had we expensed stock options. In order to assist in performing first quarter comparisons, a pro forma presentation is provided under “Results of Operations – As Adjusted” at the end of this press release.

The 2006 first quarter results also included charges of $35.1 million ($24.2 million after-tax or $0.02 per share-diluted) related to the Company’s productivity initiatives, which are discussed in greater detail below. The 2006 productivity initiatives charges are considered to be certain significant items for purposes of analyzing the Company’s results of operations. For the 2006 first quarter, net income and diluted earnings per share, before certain significant items, were $1,143.8 million and $0.84, respectively. For the 2005 first quarter, net income and diluted earnings per share, assuming stock option expensing, would

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have been $1,013.0 million and $0.75, respectively. There were no certain significant items for the 2005 first quarter.

The increases in net income and diluted earnings per share for the 2006 first quarter, before certain significant items and assuming the expensing of stock options in the 2005 first quarter, resulted from higher net revenue, lower cost of goods sold and selling, general and administrative expenses, both as a percentage of net revenue, and lower interest expense, net offset, in part by, higher research and development spending and lower other income, net. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $17.6 million and $138.5 million in the 2006 and 2005 first quarter, respectively.

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A reconciliation of net income and diluted earnings per share as reported under generally accepted accounting principles (GAAP) to net income and diluted earnings per share, before certain significant items, and assuming stock option expensing for the 2005 first quarter, is presented in the following table:

	(UNAUDITED)
	Net Income		Diluted EPS
(In millions except per share amounts) Item Description	Three Months Ended		Three Months Ended
	3/31/2006	3/31/2005	3/31/2006	3/31/2005
Net income, as reported	$1,119.6	$1,078.2	$0.82	$0.80
Productivity initiatives	24.2	—	0.02	—

Net income, as adjusted, before certain significant items(1)	$1,143.8	$1,078.2	$0.84	$0.80

Stock-based employee compensation, not included in net income	—	(65.2)	—	(0.05)

Net income, as adjusted, including all stock-based compensation awards(2)	$1,143.8	$1,013.0	$0.84	$0.75

(1)	Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. The productivity initiatives charges which include the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization costs and the elimination of certain positions at the Company’s facilities have been excluded as these charges are not considered to be indicative of continuing operating results. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented.

(2)	Stock-based compensation expense for the 2006 first quarter has been recorded in accordance with SFAS No. 123R, which the Company adopted as of January 1, 2006. In order to present the results for the 2006 and 2005 first quarters on a comparable basis, the 2005 first quarter results have been adjusted in the above table to reflect the pro forma effect of expensing stock options.

These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

Gains from product divestitures are not considered certain significant items because they constitute an integral part of the Company’s analysis of divisional performance. However, they are important to understanding changes in our reported net income. Excluding the

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Wyeth (Continued)

certain significant items and the gains from product divestitures described above, as well as assuming stock option expensing for the 2005 first quarter, net income and diluted earnings per share were $1,132.3 million and $0.83, respectively, for the 2006 first quarter as compared with $922.9 million and $0.68, respectively, for the 2005 first quarter.

Productivity Initiatives

During 2006, the Company will continue with its long-term global productivity initiatives, which were launched in 2005, to adapt to the changing pharmaceutical industry environment. The guiding principles of these initiatives include innovation, cost savings, process excellence and accountability, with an emphasis on improving productivity. As a result of these initiatives, the Company recorded charges of $35.1 million ($24.2 million after-tax or $0.02 per share-diluted) in the 2006 first quarter to recognize the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization costs and the cost of eliminating certain positions at the Company’s facilities. Charges of $28.7 million were recorded within Cost of Goods Sold, $3.2 million within Selling, General and Administrative Expenses and $3.2 million within Research and Development Expenses for the 2006 first quarter. As of March 31, 2006, total net charges of $225.7 million have been recorded in connection with the Company’s productivity initiatives since inception. Additional costs such as asset impairment, accelerated depreciation, personnel costs and other exit costs, as well as certain implementation costs associated with these initiatives, are expected to continue for several years as additional strategic decisions are made and are projected to total approximately $750.0 million to $1,000.0 million, on a pre-tax basis.

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Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 3/31/2006
Reportable Segment	($ in 000’s)	Increase/ (Decrease)
Pharmaceuticals	$4,035,512	9%
Consumer Healthcare	554,186	(10)%
Animal Health	248,239	1%

Consolidated Total	$4,837,937	6%

Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 9% for the 2006 first quarter due primarily to higher sales of Enbrel, Effexor, Protonix, Premarin family of products, and Prevnar offset, in part, by lower sales of Zoton®, which is experiencing generic competition. Additionally, alliance revenue increased 30% to $254.1 million for the 2006 first quarter. Excluding the unfavorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 10% for the 2006 first quarter.

Consumer Healthcare

Worldwide Consumer Healthcare net revenue decreased 10% for the 2006 first quarter. The decrease was primarily attributable to the absence of 2006 first quarter sales of Solgar products, which were divested in the 2005 third quarter. Additionally, lower sales of Robitussin®, Dimetapp® and Advil Cold & Sinus® products were reported as a result of retailer actions and state legislation related to pseudoephedrine (PSE)-containing products. These results include a reserve of $31.5 million recorded in the 2006 first quarter for

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anticipated returns in connection with the PSE-containing products. There was no foreign exchange impact on Consumer Healthcare net revenue for the 2006 first quarter.

Animal Health

Worldwide Animal Health net revenue increased 1% for the 2006 first quarter due to higher sales of livestock and poultry products partially offset by equine products. Excluding the unfavorable impact of foreign exchange, worldwide Animal Health net revenue increased 2% for the 2006 first quarter.

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Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include risks associated with the inherent uncertainty of the timing and success of product research, development and commercialization (including with respect to the NDA filings for our pipeline products referenced above), drug pricing and payment for our products by government and third-party payers, manufacturing, data generated on the safety and efficacy of our products, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, global business operations, product liability and other types of litigation, the impact of legislation and regulatory compliance, intellectual property rights, strategic relationships with third parties, environmental liabilities, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion in our Form 10-K under the caption “Item 1A, Risk Factors.” We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the first quarter. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company’s Internet website at www.wyeth.com and clicking on the “Investor Relations” hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company’s Internet website.

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Results of Operations

The comparative results of operations are as follows:

(In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended
	3/31/2006	3/31/2005
Net Revenue	$4,837,937	$4,578,998
Cost of Goods Sold(1)	1,337,118	1,349,457
Selling, General and Administrative Expenses(1)	1,464,596	1,452,681
Research and Development Expenses(1)	684,670	607,957
Interest Expense, Net	5,513	29,999
Other Income, Net(2)	(114,575)	(234,562)

Income Before Income Taxes	1,460,615	1,373,466
Provision for Income Taxes	341,032	295,295

Net Income(3)	$1,119,583	$1,078,171

Basic Earnings Per Share(4)	$0.83	$0.81

Average Number of Common Shares Outstanding During Each Period - Basic	1,344,527	1,335,909
Diluted Earnings Per Share(4)	$0.82	$0.80

Average Number of Common Shares Outstanding During Each Period - Diluted	1,372,567	1,357,143

(1)	The 2006 first quarter included charges of $35,100 ($24,200 after-tax or $0.02 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $28,675 were included in Cost of Goods Sold, $3,167 in Selling, General and Administrative Expenses and $3,258 in Research and Development Expenses.

(2)	Other income, net included royalty income for the 2006 first quarter of $65,447, compared with $65,553 for the prior year.

(3)	Stock-based compensation expense for the 2006 first quarter has been recorded in accordance with SFAS No. 123R, which the Company adopted as of January 1, 2006. The 2006 first quarter results included net stock-based compensation expense for stock options, restricted stock and performance share awards totaling $53,743. The 2005 first quarter results included net stock-based compensation expense only for restricted stock and performance share awards of $4,477. Prior to the adoption of SFAS No. 123R, no expense was recorded for stock options.

(4)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards

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and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes, related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $6,760 for the 2006 first quarter, compared with $4,064 for the 2005 first quarter.

Results of Operations – As Adjusted

The 2005 first quarter results, as reported above, do not include the impact of expensing stock options. In order to assist in performing quarter-to-quarter comparisons during 2006, Wyeth has prepared the following presentation of its results of operations for the three months ended March 31, 2006 and 2005, adjusted where noted below, to exclude certain significant items during the 2006 first quarter and to reflect the 2005 first quarter pro forma effect of expensing stock options.

The comparative results of operations – as adjusted are as follows:

(In thousands except per share amounts)

	(UNAUDITED) - AS ADJUSTED
	Three Months Ended
	3/31/2006	3/31/2005
Net Revenue	$4,837,937	$4,578,998
Cost of Goods Sold(1)(2)	1,308,443	1,355,941
Selling, General and Administrative Expenses(1)(2)	1,461,429	1,502,704
Research and Development Expenses(1)(2)	681,412	633,110
Interest Expense, Net	5,513	29,999
Other Income, Net(3)	(114,575)	(234,562)

Income Before Income Taxes	1,495,715	1,291,806
Provision for Income Taxes(2)	351,932	278,837

Net Income(1)(2)	$1,143,783	$1,012,969

Basic Earnings Per Share(4)	$0.85	$0.76

Average Number of Common Shares Outstanding During Each Period - Basic	1,344,527	1,335,909
Diluted Earnings Per Share(4)	$0.84	$0.75

Average Number of Common Shares Outstanding During Each Period - Diluted	1,372,567	1,357,143

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(1)	Charges of $35,100 ($24,200 after-tax or $0.02 per share-diluted) related to activities associated with the Company’s productivity initiatives were excluded from the results of operations for the 2006 first quarter. These charges are considered certain significant items and have been excluded above as follows: $28,675 from Cost of Goods Sold, $3,167 from Selling, General and Administrative Expenses and $3,258 from Research and Development Expenses.

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. The productivity initiatives charges which include the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization expenses and the elimination of certain positions at the Company’s facilities have been excluded as these charges are not considered to be indicative of continuing operating results. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented.

This measure should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

(2)	The results of operations for the 2006 first quarter includes stock-based compensation expense relating to the Company’s stock compensation plans of $6,214 in Cost of Goods Sold, $47,805 in Selling, General and Administrative Expenses and $21,155 in Research and Development Expenses, as well as a related tax benefit of $21,431 in accordance with SFAS No. 123R, which the Company adopted as of January 1, 2006.

The adjusted results of operations for the 2005 first quarter reflects the pro forma effect of expensing stock options and includes stock-based compensation expense relating to the Company’s stock compensation plans of $6,484 in Cost of Goods Sold, $50,023 in Selling, General and Administrative Expenses and $25,153 in Research and Development Expenses, as well as a related tax benefit of $16,458.

(3)	Other income, net included royalty income for the 2006 first quarter of $65,447, compared with $65,553 for the prior year.

(4)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes, related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $6,760 for the 2006 first quarter, compared with $4,064 for the 2005 first quarter.

The pro forma presentation of the Company’s 2005 quarterly and full year results of operations reflecting the pro forma effect of stock option expensing within the appropriate line of the results of operations and the pro forma effect on earnings per share for the period presented may be accessed on the Company’s Internet website at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

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